SUNSHINE FINANCIAL, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Tallahassee, FL – October 1, 2014 – Sunshine Financial, Inc. (OTCBB: SSNF) announced today that the Company’s Board of Directors has authorized the repurchase of up to 115,351 shares or 10% of the Company’s outstanding shares over a one year period.  The repurchase program will commence no sooner than 24 hours following public announcement of the Company’s financial results for the third quarter of 2014.

The shares may be purchased in the open market or in privately negotiated transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  Repurchases will be made at management's discretion at prices management considers to be attractive and in the best interests of both the Company and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

Sunshine Financial, Inc. is the holding company of Sunshine Savings Bank, a community savings bank with six branch locations in Tallahassee, Florida, and is on the web at www.sunshinesavingsbank.com under “About Us - Investor Relations.”

Forward-Looking Statements

Statements in this press release that are not historical facts may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by Sunshine Financial, Inc. with the Securities and Exchange Commission.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

For additional information, contact:

Scott A. Swain (850) 219-7350
Senior Vice President & Chief Financial Officer